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                                                                   Exhibit 23.2



INDEPENDENT AUDITOR'S CONSENT



To the Board of Directors
PICK Communications Corp.


We hereby consent to incorporation by reference in the Registration Statement (No. 333-20573) on Form S-8 of PICK Communication Corp. of our report dated March 5, 1999, except for portions of Notes 13 and 17, as to which the date is March 26, 1999, and Notes 6 and 16, as to which the date is April 28, 1999 related to the consolidated balance sheet of PICK Communications Corp. and Subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the year ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of PICK Communications Corp.


/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York



May 6, 1999